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                                                          Exhibit 99.1


              TITAN HOLDINGS, INC. SIGNS DEFINITIVE AGREEMENT
                      TO MERGE WITH USF&G CORPORATION

August 8, 1997--TITAN HOLDINGS, INC. (NYSE Symbol: TH) today announced that it has signed a definitive agreement to merge with USF&G Corporation (NYSE
Symbol: FG), a holding company for property/casualty and life insurance operations with assets of $ 14.8 billion. Shareholders of TITAN will receive $ 23.20 per share of TITAN common stock, payable at the election of such holders, in cash, USF&G shares or a combination of cash and USF&G shares, based on the closing price of USF&G shares as of July 29, 1997, the day USF&G made its original offer to TITAN. This consideration is subject to adjustment pursuant to a collar arrangement and proration to ensure a 50/50 cash/stock ratio to allow tax deferred treatment on the stock portion of the consideration. At the $ 23.20 valuation, the aggregate transaction value is $ 234 million plus assumption of $ 50 million in debt, for a total of $ 284 million.

         Mark E. Watson, Jr., Chairman, Chief Executive Officer and President of TITAN Holdings, Inc., stated, "This transaction represents the next important step in the evolution of TITAN. We have achieved remarkable growth since our initial public offering in 1993, creating substantial shareholder value and market strength in each of our core businesses. Together with USF&G's non-standard auto and public entity operations, we look forward to bringing additional resource strength to our selected markets. I am particularly proud that this acquisition reflects both the shareholder value created by the hard work of all of our employees and the continued growth opportunity ahead of us."

         TITAN Holdings, Inc., which operates two specialty property/casualty insurance companies and a premium finance business for small commercial accounts, wrote $ 199 million of premiums for the 12 month period ended June 30, 1997. The Company also reported total assets of $ 405 million at June 30, 1997.

         Norman P. Blake, Jr., USF&G Chairman, Chief Executive Officer and President, commented, "The combination of USF&G's and TITAN's non-standard auto and public entities insurance operations will enhance the competitiveness of both operations. It significantly increases geographic diversification and allows for expansion into new areas of both specialty markets. We expect this transaction to double the proportion of those specialty businesses in our property/casualty portfolio."

         USF&G Corporation's principal operating subsidiary is United States Fidelity and Guaranty Company, one of the nation's largest property/casualty insurers, founded in 1896. It is headquartered in Baltimore, Maryland. The corporation is composed of the following portfolio of strategic businesses: the Commercial Insurance Group, the Family and Business Insurance Group, Specialty Businesses and F&G Life.

         TITAN Holdings, Inc. operates specialty property and casualty insurance companies and related services companies. Through TITAN Auto, the Company provides private


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passenger non-standard automobile insurance for individuals. Through TITAN
Public Entity, the Company provides property and casualty insurance for small to medium-sized cities, towns, counties and other public entities nationwide. Through Westchester Premium Acceptance Corporation, the Company provides commercial property and casualty premium financing.

CONTACT: Mark E. Watson, Jr.
                Chairman, Chief Executive Officer & President
                (210) 527-2700


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